VICTORIA CREATIONS, INC.
                          30 Jefferson Park Road
                       Warwick, Rhode Island  02888



                 Notice of Annual Meeting of Stockholders



Notice is hereby given that the Annual Meeting of Stockholders of VICTORIA CREATIONS, INC. will be held in the Company's offices, 4th Floor, 385 Fifth Avenue, New York, New York, on Tuesday, November 15, 1994 at 2:00 P.M., for the following purposes:

    1. To elect a Board of six Directors to serve for the ensuing year and until their successors are elected and qualified.

    2. To consider and act upon the selection of KPMG Peat Marwick LLP as auditors for current fiscal year.

    3. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

Holders of record of the Common Stock of the Company at the close of business on September 16, 1994 will be entitled to vote at the meeting or any adjournment thereof.




                                  Norman R. Forson
                                     Secretary


Dated:  October 5, 1994

                         VICTORIA CREATIONS, INC.
                          30 Jefferson Park Road
                       Warwick, Rhode Island  02888

                              PROXY STATEMENT

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of VICTORIA CREATIONS, INC., a Rhode Island corporation (the "Company"), for the Annual Meeting of Stockholders to be held on Tuesday, November 15, 1994 at 2:00 P.M., in the Company's offices, 4th Floor, 385 Fifth Avenue, New York, New York and any adjournments thereof.

Only owners of record of the Common Stock of the Company at the close of business on September 16, 1994 will be entitled to vote. As of that date, there were outstanding and entitled to vote 7,800,000 shares of Common Stock, the only class of voting securities of the Company. Each share of Common Stock is entitled to one vote on all matters properly brought before the meeting.

This proxy statement and the accompanying proxy card are first being mailed by the Company on or about October 5, 1994 to such holders of Common Stock. The cost of solicitation of proxies will be borne by the Company.

Whether or not you plan to attend the Annual Meeting, please sign and return the enclosed proxy in the accompanying postage-paid, addressed envelope. Each proxy executed and returned by a stockholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote will have been cast pursuant to the authority conferred by such proxy. If you attend the meeting you may, if you wish, vote in person, thereby cancelling any proxy previously given. Alternatively, you may revoke your proxy by notifying the Secretary of the Company in writing prior to the Annual Meeting or by signing a later-dated proxy.

The mailing address of the Company is 30 Jefferson Park Road, Warwick, RI
02888.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors, in voting by proxy, Stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the ratification of the appointment of KPMG Peat
Marwick LLP as independent auditors, Stockholders may vote in favor of the proposal, against the proposal or may abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees and FOR the proposal to ratify the appointment of
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
KPMG Peat Marwick LLP as independent auditors. The affirmative vote of the majority of shares present, or represented, and entitled to vote at the meeting is required to elect a Board of Directors and to approve the selection by the Board of Directors of KPMG Peat Marwick LLP to serve as independent auditors for the current year. Thus, abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote.

The Annual Report to Stockholders of the Company for the fiscal year ended June 30, 1994, including financial statements as of June 30, 1994 and for the year then ended, is being mailed herewith to each stockholder of record.

                           --------------------

The Board of Directors Recommends a Vote "FOR" Approval of Each of the Proposals to be Considered at the Annual Meeting.
                           --------------------

United Merchants and Manufacturers, Inc. ("UM&M"), a publicly held company whose stock is traded on the New York Stock Exchange, owns 6,222,800 shares, or 79.8%, of the Company's outstanding Common Stock and has informed the Company that its shares will be voted in favor of the proposals to be considered at the Annual Meeting. Accordingly, the adoption of each of the proposals is assured.

                   Principal Holder of Voting Securities

As stated above, United Merchants and Manufacturers, Inc., 1650 Palisade Avenue, Teaneck, New Jersey 07666 is the beneficial owner of 6,222,800 shares of the Common Stock of the Company, which represents 79.8% of the outstanding shares of the Company. UM&M has sole voting and investment power as to all of such shares. UM&M is a "Control Person" of the Company within the meaning of that term under the rules and regulations of the Securities Exchange Act of 1934. The Company knows of no other person who beneficially owned more than five percent of the Common Stock of the Company as of August 20, 1994.

                 Relationship Between the Company and UM&M

Pursuant to a service agreement dated as of September 1, 1986, between the Company and UM&M, UM&M performs certain limited administrative functions for the Company for so long as UM&M shall own more than 50% of the Company's outstanding Common Stock.

Services provided to the Company include (1) accounting, administrative, legal and personnel functions, including credit and collection and maintenance of detailed records of accounts payable and certain accounts receivable; (2) functioning as the Company's disbursing agent for trade accounts payable; (3) management consulting services regarding manufacturing and data processing; (4) record keeping and advisory services regarding the Company's insurance and benefit programs and (5) the purchasing of equipment. UM&M also assists the Company in preparing state tax returns and reports required to be filed with various governmental agencies and authorities, including documents relating to the Company's reporting requirements under the Federal securities laws. The Company also utilizes UM&M's data processing equipment, computer software programs and other related support services.

Fees for services performed by UM&M under the aforesaid agreement are computed at an annual rate equal to 1-1/2% of the first $50 million of the Company's annual net sales, and at 1/2% of annual net sales in excess of that amount, reduced by amounts expended by the Company directly for these services. The Company maintains a staff of accountants and bookkeepers and also has its own computer system which it uses for certain functions such as inventory and production control. During the year ended June 30, 1994, the amounts expended by the Company exceeded the charge for services by UM&M, therefore, no fee was charged to the Company.

Prior to 1991, UM&M acted as a banker for the Company. The Company would borrow from UM&M funds necessary to meet operational and capital needs, and lend funds to UM&M when the Company had excess funds available.
During the 1991 fiscal year, the Company established other banking facilities and no longer relies on UM&M to be its banker. The Company currently owes UM&M for past borrowings, for interest expense on amounts due, for rent and for amounts paid by UM&M on behalf of the Company which were not reimbursed by the Company. The Company is charged interest on its net outstanding balance with UM&M at the annual rate paid by UM&M on UM&M's borrowings; however, UM&M has waived interest charges on the amount due to it for the three months ended June 30, 1993 and for the 1994 fiscal year. There is no repayment schedule for this debt and UM&M has indicated that it has no intention of making demands for payment during the 1995 fiscal year.

The Company and UM&M believe that the service and financial arrangements described above are as favorable to the Company as could be obtained from third parties.

Through December 30, 1992, the Company's items of income, loss, deductions and credits were included in the consolidated tax returns of UM&M with respect to Federal and certain state income taxes. The provision for income taxes was computed based on the earnings (loss) as reflected in the financial statements, using applicable Federal or state income tax law and rates. The Company was charged or credited by UM&M for an amount equal to the income taxes or benefits that would have been applicable to the Company if it were filing a separate return. As of December 30, 1992, as a result of the sale by the Company of 300,000 shares of authorized, but previously unissued, Common Stock of the Company, UM&M's ownership of the Company dropped below the percentage required for consolidation for income
                                     3
taxes and, therefore, the results of operations will not be included in consolidated Federal and certain state income tax returns of UM&M.

The Company leases its Warren, Rhode Island and Warwick, Rhode Island facilities from UM&M under leases expiring on June 30, 1996. Rental payments to UM&M pursuant to these leases for the year ended June 30, 1994 totaled $317,000 (an average of $4.22 per square foot). The rent is subject to annual cost-of-living adjustments. The leases also require the Company to pay taxes, assessments and other governmental charges relating to the leased properties.

During the year ended June 30, 1994, the Company's sales to the UM&M's retail outlet stores amounted to approximately $702,000.

The Company and UM&M believe that the terms of such leases and prices for such sales are at least as favorable to the Company as those that could be obtained from third parties.

UM&M holds an option to purchase 800,000 shares of Common Stock of the Company at $10.80 a share exercisable in whole or in part until August 31, 1996.

For so long as UM&M owns more than 50% of the Company's outstanding Common Stock, UM&M will be able, acting alone, to approve any action requiring stockholder approval. Four of the six nominees for director of the Company are, directly or indirectly, directors or employees of UM&M.

The Company and UM&M have not adopted any formal procedures designed to ensure that conflicts of interest will not occur or, if they do occur, to determine how they will be resolved. However, future arrangements and transactions with UM&M will be on terms which the Company and UM&M reasonably believe to be fair and reasonable to the Company.


The following table shows the shares of UM&M common stock beneficially owned by each nominee for director of the Company who owns such stock, and by all nominees for director and all executive officers of the Company as a group, as of August 20, 1994.

                                Shares of UM&M       Percent of UM&M
                                 Common Stock         Common Stock
                                 Beneficially         Beneficially
    Person/Group                  Owned (1)            Owned (1)
    ------------                --------------       ---------------
Uzi Ruskin.....................   1,165,519(2)           6.53%
Directors and officers as
  a group .....................   1,165,519              6.53%
- - ------------

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting of shares of UM&M's common stock and/or the sole or shared investment power with respect thereto (i.e., the power to dispose of or direct the disposition of such shares). Except as otherwise indicated in these footnotes, such persons hold sole voting and investment power with respect to the shares shown in this column.

(2) Included in the number of shares listed as beneficially owned by Mr. Ruskin are 165,519 shares owned directly and of record by Mr. Ruskin, and 1,000,000 shares owned by Monzoral, Inc., a corporation wholly-owned by Mr. Ruskin. Mr. Ruskin has the sole power to vote and invest these shares. Such number of shares does not include, and Mr. Ruskin disclaims any beneficial ownership of approximately 5,746,247 shares (32.2% of the shares of Common Stock of UM&M outstanding) beneficially owned by Menachem Atzmon (consisting of 405,500 shares (2.27%) held by Saturn Corporation, Zurich, Switzerland; 1,263,700 shares (7.08%) held by Kingsbridge Holdings Ltd., Zurich, Switzerland and 4,077,047 shares (22.85%) held by Buckingham Investment Ltd., Zurich, Switzerland) which, as a member of a "group" (as such term is used in Rule 13(d) under the Exchange
    Act) which includes such companies, Mr. Ruskin may, for purposes of Sections 13(d) and 13(g) of the Exchange Act, be deemed to beneficially own.

I.  ELECTION OF DIRECTORS

Six directors are to be elected at the meeting. It is the intention of the persons named in the accompanying proxy to vote each proxy executed and returned by a stockholder for the election of each of the persons listed below as a director of the Company unless authority to do so is withheld on such proxy.

Should any candidate for director become unavailable for any reason, such proxies will be voted for the alternate candidate, if any, chosen by the Board of Directors. See "Relationship Between the Company and UM&M". The nominees for director have consented to serve if elected. The Company has no reason to believe that any of the nominees will be unable to serve.

The following information concerning the nominees has been furnished by the nominees. Unless otherwise indicated, such persons have held the positions described below for more than five years.
                                                          Shares of Common
                                                            Stock of the
                                                              Company
                                                            Beneficially
                                                             Owned as of
                                                           August 20, 1994
                                                              (3)(4)(5)
                          Principal Occupation  Director   ---------------
Name                 Age     or Employment       Since     Number  Percent
- - ----                 ---  --------------------  --------   ------  -------

Richard M. Andreoli.. 38  Executive Vice          1992     75,000   0.96%
                           President and Chief
                           Operating Officer of
                           the Company since July
                           1993; Executive Vice
                           President - Operations
                           of the Company since
                           May 1992; Senior Vice
                           President - Operations
                           of the Company since
                           September 1991;
                           Executive of the
                           Company since 1982

Paul B. Markovits.... 51  Management consultant;  1989     21,000   0.27%
                           Chairman of the
                           Company to October 1993;
                           Chairman and Chief
                           Executive of the Company
                           from 1989 to July 1993

Uzi Ruskin........... 49  Chairman of the         1985          0      0%
                           Company since October
                           1993; President,
                           Chief Executive and
                           Chief Operating Officer
                           of UM&M (1) (2)

Patricia Stensrud.... 46  President and Chief     1992     75,000   0.96%
                           Executive Officer of
                           the Company since July
                           1993; Executive Vice
                           President - Sales and
                           Marketing of the
                           Company since June 1992;
                           Executive of the Company
                           since 1990; Vice President
                           of Marketing of Hambrecht
                           Terrell International
                           from 1989 to 1990;

Robert J. Swartz..... 68  Financial Consultant    1991          0      0%
                           (1)(2)

Thomas J. Tisch...... 39  Managing Partner of     1986          0      0%
                           FLF Associates

- - ----------
(1) Mr. Ruskin also served as Chairman of the Company from April 1987 to November 1989. Mr. Swartz was a Senior Partner in the firm of KPMG Peat Marwick, independent certified public accountants, for more than five years prior to March 31, 1991, at which time he retired from the firm.

(2) Mr. Ruskin is a director and an executive officer of UM&M. Mr. Swartz is a director of UM&M. See "Relationship Between the Company and UM&M". Mr. Swartz is also a director of Standard Motor Parts, Inc. and Bed Bath & Beyond, Inc.

(3) As used in this table and elsewhere in this proxy statement, "beneficial ownership" means the sole or shared power to vote or direct the voting of shares of Common Stock and/or the sole or shared investment power with respect thereto (i.e. the power to dispose of or direct the disposition of such shares).

(4) Except as otherwise indicated in these footnotes, such persons hold sole voting and investment power with respect to the shares shown in this column.

(5) As of August 20, 1994, the Company's officers and directors as a group (8 persons) beneficially owned 186,000 shares (2.37% of the number outstanding) of the Common Stock of the Company.

(6) The shares and percentages of Common Stock of the Company beneficially owned shown in the table and in footnote 5 above (1) include shares subject to options granted by the Company which are exercisable within 60 days of August 20, 1994 (see "Stock Options" below) held by the officers and directors and (2) exclude the 6,222,800 shares owned by and the option to purchase Common Stock of the Company held by UM&M (see "Principal Holder of Voting Securities").

The Board of Directors has designated from among its members a Compensation Committee, which consists of Messrs. Ruskin and Swartz. The Committee has the responsibility to review and approve, as applicable, salaries and bonuses of all employee directors and officers and certain other employees and, as deemed appropriate, to cause the Company to enter into employment agreements with such employees. The Committee also has the responsibility of administering the Company's 1986 Stock Option Plan, including determining the eligible employees, number of shares to be granted, option price per share and the exercise period of options granted thereunder. During the year ended June 30, 1994, the committee did not meet.

The Board of Directors has also designated an Audit Committee, which consists of Messrs. Ruskin and Swartz. The Committee has the responsibility to review with the independent auditors the planning and scope of the audit of the financial statements, the results of those audits and the adequacy of internal accounting controls and to monitor financial policies of the Company. The committee met twice during the year ended June 30, 1994.

The Board of Directors has not designated a standing nominating committee, or any other committee performing a similar function.

During the year ended June 30, 1994, there were seven meetings of the Board of Directors. All of the directors attended at least 75% of the aggregate of all meetings of the Board and Committees of the Board on which they served except Mr. Tisch.

All directors hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Executive officers serve at the discretion of the Board of Directors.

                          Executive Compensation

Summary Compensation Table

The following table sets forth all compensation earned by the Company's chief executive officer and each of the Company's other executive officers for services rendered in all capacities to the Company for the years indicated.
                              Year
Name and                      Ended
 Principal Position          June 30    Salary
- - -------------------          -------    ------
Patricia Stensrud (1)          1994    $202,000
 President and Chief           1993     152,000
  Executive Officer            1992     129,615

Richard M. Andreoli (2)        1994    $181,200
 Executive Vice President      1993     130,000
  and Chief Operating          1992     105,962
  Officer

Edgar L. Brinkworth (3)        1994    $105,000
 Vice President and            1993     100,000
  Controller                   1992     100,000

- - ----------
(1) Ms. Stensrud and the Company entered into an employment agreement effective July 1, 1993 which expires June 30, 1995 pursuant to which Ms. Stensrud serves as President and Chief Executive Officer of the Company at an annual salary of $202,000 plus incentive compensation based on the Company's operating results.

(2) Mr. Andreoli and the Company entered into an employment agreement effective July 1, 1993 which expires June 30, 1995 pursuant to which Mr. Andreoli serves as Executive Vice President and Chief Operating Officer of the Company at an annual salary of $187,200 plus incentive compensation based on the Company's operating results.

(3) Mr. Brinkworth and the Company entered into an employment agreement effective January 1990 which, as amended, expires December 31, 1994 pursuant to which Mr. Brinkworth serves as Vice President and Controller of the Company at an annual salary of $111,000 plus incentive compensation based on the Company's operating results.

(4) No long-term compensation was earned or awarded during the years shown in the table.

Stock Options/SAR's

The Company has never granted stock appreciation rights. During the year ended June 30, 1994, no stock options were granted nor were any stock options exercised. The Company has never adjusted or amended the exercise price of any stock option.

The following table sets forth the number and value of unexercised stock options held by executive officers who hold such options at June 30, 1994.

                            Unexercised Options at June 30, 1994
                   ------------------------------------------------------
                                                        Value of
                            Number                in-the-money Options
                   --------------------------  --------------------------
        Name       Exercisable  Unexercisable  Exercisable  Unexercisable
        ----       -----------  -------------  -----------  -------------

Patricia Stensrud     25,000         25,000         0            0
Richard Andreoli      25,000         25,000         0            0


The Company does not have a Long-Term Incentive Plan other than stock options as described above.


The Company does not have a defined benefit or actuarial plan.


Compensation of Directors

Each director of the Company who is not an employee of the Company or UM&M receives a fee for his services of $5,000 per year plus $500 for each Board meeting attended. Directors who are employees of the Company or UM&M receive no additional compensation for serving as directors.

        Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors of the Company are Mr. Robert Swartz, Chairman, and Mr. Uzi Ruskin. Mr. Swartz is a non-employee director and serves on the audit and compensation committees of UM&M. Mr. Ruskin is a director and an executive officer and serves on the compensation committee of UM&M. Mr. Ruskin is Chairman of the Company and served as Chairman of the Company from April 1987 to November 1989. The Committee is free from interlocking or other relationships that might be considered a conflict of interest.

     Report of Board Compensation Committee on Executive Compensation

The Compensation Committee's policy is to design compensation packages that will attract and retain key executives for the Company and that will motivate those employees to improve corporate performance and returns to stockholders. In designing compensation packages, the Committee takes into consideration, among other factors, compensation levels and practices of competitive companies in similar business sectors and of general industry as applicable. The compensation packages also recognize individual contributions and achievements as well as business results.

The base salary and stock options for Ms. Stensrud, Chief Executive Officer during the year ended June 30, 1994, was established by contract in July 1993, at the time Ms. Stensrud became President and Chief
Executive Officer of the Company, based on compensation levels and practices of competitive companies in similar businesses.

Salaries for executive officers are determined periodically by evaluating the performance of the individuals reviewed and their contribution to the performance of the Company, their responsibilities and compensation practices at other companies. Financial results as well as appropriate non-financial measures are considered.

Bonus amounts for executive officers of the Company are dependent on the results of operations of the Company, with individual formulas established at the beginning of the fiscal year.

    by: Compensation Committee of the Board of Directors

        Robert Swartz, Chairman               Uzi Ruskin

                             Performance Graph

The following provides a comparison with the stated indices of the yearly percentage change in the Company's cumulative total stockholder return on its common stock for a five year period ended June 30, 1994.

Stockholder value to base
 year 1989 as of June 30    1989    1990    1991    1992    1993    1994
                           ------  ------  ------  ------  ------  ------
Victoria Creations, Inc.:    100%     80%     20%      4%      1%      3%

NASDAQ (U.S.)                100%    106%    109%    129%    162%    162%

Peer Group                   100%    111%    122%    123%    136%    178%

II.  SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected KPMG Peat Marwick LLP as independent auditors for the Company for the current fiscal year. The stockholders are requested to signify their approval or disapproval of the selection.

Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

As auditors of the Company, KPMG Peat Marwick LLP provide professional services that include the examination of the Company's annual consolidated financial statements and consultation with respect to accounting and financial reporting matters.

III.  OTHER MATTERS

Management does not intend to bring any business before the Annual Meeting other than as set forth above nor does it know of any business that will be presented by others for action by stockholders at the meeting.
However, if any other business shall properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgement on such matters.

                           Stockholder Proposals

Any stockholder proposal intended to be presented at the 1995 Annual Meeting must be received by the Company, addressed to the attention of the Secretary of the Company, at its offices at 30 Jefferson Park Road, Warwick, RI 02888 on or before June 1, 1995 to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

The above notice and proxy statement are being sent by order of the Board of Directors.



                                        Norman R. Forson
                                       Secretary

Dated:  October 5, 1994
                                    11

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